October 24, 2018

Michael Nall
Chief Executive Officer
Biocept, Inc.
5810 Nancy Ridge Drive
San Diego, CA 92121

       Re: Biocept, Inc.
           Registration Statement on Form S-1
           Filed October 19, 2018
           File No. 333-227908

Dear Mr. Nall:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ruairi Regan at 202-551-3269 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    Charles Bair, Esq.